EXHIBITS TO BE FILED BY EDGAR




Exhibits:


            A-2    -   Indenture  dated as of December 1, 2000,  between GPU,
                       Inc. and United  States Trust  Company of New York, as
                       Trustee.

            B-3    -   Underwriting Agreement dated December 1, 2000.

            F-1(a) -   "Past tense" opinion of Thelen Reid & Priest LLP.

            F-2(a) -   "Past tense" opinion of Ryan, Russell, Ogden & Selzter
                       LLP.